Exhibit 99.1

CONTACTS:	Tony Rossi	Charlie Mollo
	Financial Relations Board	Mobility Electronics
	310-407-6563	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com

For Immediate Release

MOBILITY ELECTRONICS GROWS THIRD QUARTER
REVENUES 48% YEAR OVER YEAR AND REPORTS
FIRST QUARTERLY PROFIT FROM CONTINUING OPERATIONS

THIRD QUARTER HIGHLIGHTS

•	Quarterly revenues increase 48% over same quarter of prior year, 14% over prior quarter

•	Income from continuing operations of $0.01 per share

•	Strong sell-through of new consumer electronics power adapters at RadioShack

•	Portable computer power adapter sales grow for seventh consecutive quarter; combined sales through two major OEMs increase 50% over prior quarter

•	Shipments begin for new high power Juice power adapter

•	Connectivity business restructured to enhance profitability

SCOTTSDALE, Ariz., October 25, 2004 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions for the mobile electronic device user, today reported financial results for the third quarter ended September 30, 2004. Excluding revenue derived from discontinued operations, reported revenue was $19.0 million in the third quarter of 2004, an increase of 48% over revenue of $12.8 million in the third quarter of 2003 (which also excludes revenues from the discontinued operations).

Per generally accepted accounting principles, revenue, cost of goods sold, and operating expenses related to the Company’s handheld software business, which was sold during the quarter, are classified as discontinued operations and are reported below the operating income line. Prior to the sale, the handheld software business had been expected to contribute approximately $500,000 to the Company’s third quarter revenue.

Income from continuing operations was $180,000, or $0.01 per share, in the third quarter of 2004, compared with a loss from continuing operations of $314,000, or ($0.01) per share, in the same quarter of the prior year. The third quarter 2004 results included approximately $392,000 of costs associated with the rework of Dell inventory, all but approximately $41,000 of which is included in cost of goods sold, and approximately $165,000 of legal expense associated with class action litigation. Excluding these costs, income from continuing operations for the third quarter of 2004 would have been approximately $737,000.

Net loss after discontinued operations was $116,000, or ($0.00) per diluted share, in the third quarter of 2004, compared with a net loss of $406,000, or ($0.02) per diluted share, in the same period of the prior year.

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“We are very pleased to continue our strong growth, and at the same time generate positive operating income for the first time,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Sales of our portable computer power adapters increased approximately 13% over the previous quarter, highlighted by approximately 50% combined growth over the previous quarter through two of our major OEM partners. This marks our seventh consecutive quarter of growth in portable computer power adapter sales. We believe the increasing sales are being driven by growing awareness for the superior functionality of our power adapters, continued penetration of key retailers, and the impact of additional products at varying price points and functionality that we have introduced in the past few quarters.

“We also had an outstanding launch of our new consumer electronics power adapters in the third quarter. Initial sell-through at RadioShack has been very strong for these products, and sales have increased significantly each month that they have been in the RadioShack stores. We continue to believe that the consumer electronics power market represents a dynamic growth opportunity for Mobility.

“Finally, through the sale of our handheld software business and the consolidation of our handheld connectivity business in San Diego, we took steps to realign the Company to focus on our most attractive growth opportunities. We believe these actions will enhance the profitability of our Company in 2005 and better position us to exploit our strong competitive advantages in our core product areas of power and connectivity,” said Mr. Mollo.

Product Area Highlights

•	Sales of power products, handheld connectivity products, and expansion and docking products represented 69%, 16%, and 9%, respectively, of overall company sales in the quarter.

•	Unit sales of the universal power adapters for portable computers increased approximately 13% on a sequential quarter basis, from approximately 237,000 units in the second quarter of 2004 to approximately 267,000 units in the third quarter of 2004.

•	Revenue from the sale of portable computer power adapters grew 13% from the second quarter of 2004. Product gross margin (selling price less direct product costs) in this category was approximately 39%.

•	As expected, sales of new consumer electronics power products declined by 17%, to about $1.7 million, from the previous quarter, following the initial stocking of RadioShack in the second quarter. Product gross margin associated with these sales increased to approximately 34%.

•	The Company continues to broaden its global presence, as sales of power products in international markets increased 19% over the second quarter.

•	Sales in the Company’s handheld connectivity business increased 37% over the second quarter of 2003, but both third quarter and year-to-date revenues were considerably less than the Company’s original 2004 forecast for this business. Sales in the expansion and docking business increased 14% over the previous quarter as the Company resolved some temporary supply issues that occurred in Q2.

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Product Development

During the third quarter, Mobility completed the development of the iGo EverywherePower™ 7500 Series power adapter for portable computers. This is a globally certified, higher power version of the Company’s popular iGo Juice™ combination AC/DC power adapter, and is the most powerful and compatible power adapter of its class on the market. Versions of the iGo EverywherePower 7500 Series are now shipping to both RadioShack and Targus.

The Company also substantially completed the development of its consumer electronics power adapter program with Motorola. These products are expected to begin shipping to Motorola in late Q4 2004, who will begin shipping to their customers in early 2005.

Additionally, Mobility continues to implement development programs designed to ensure that the Company offers consumers an ever-widening range of product choices and price points that promote its power adapter standard and approach. Mobility believes these power adapters, coupled with currently available and soon to be released interchangeable tips, will result in broad compatibility with over 90% of today’s most popular cell phones, PDAs, MP3 players, portable gaming devices, and digital and video cameras.

Financial Highlights

Gross margin from continuing operations was 30.9% in the third quarter of 2004, compared to 36.2% in the third quarter of 2003 and 26.1% in the second quarter of 2004. Gross margin for the third quarter was negatively impacted by the inclusion of approximately $351,000 of costs associated with the rework of Dell inventory.

Total operating expenses from continuing operations in the third quarter of 2004 were $5.6 million, or 30% of revenue, compared to $4.9 million, or 38% of revenue, in the third quarter of 2003, and compared to $5.4 million, or 32% of revenue in the second quarter of 2004. The sequential quarterly increase in operating expenses was due primarily to an increase in sales and marketing expense resulting from an increase in staffing to pursue opportunities in international markets and additional domestic sales channels for the Company’s consumer electronics power adapters.

As of September 30, 2004, the Company remained in a strong financial position with $10.9 million in cash and cash equivalents, a current ratio of 2.7, and no debt.

Outlook

In the fourth quarter of 2004, Mobility expects total revenue to range between $21 million and $26 million, and diluted earnings per share to range between $0.04 and $0.10.

The lower than planned overall revenue in the fourth quarter is attributable to the recent sale of the handheld software business, the restructuring of the remaining connectivity business, and the progressively weaker outlook for this business area that led to these actions. The Company had previously believed that better than expected strength in the power business could compensate for the reduced outlook for the handheld business. However, it appears that many new consumer electronics distributions channels will not be fully up and running until after the Christmas season, so the Company now believes that the power business will perform roughly in-line with, or slightly above, initial expectations. As a result, the power business will not be able to compensate for the material reduction in revenues we now expect from the handheld business.

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Mobility Electronics, Inc.

Specifically, revenue from the Company’s power business is expected to increase approximately 17%-50% over the third quarter of 2004. The increase in sales in the fourth quarter is expected to result from the following:

•	Increased Targus and RadioShack portable computer power adapter product rollout and penetration, including their launch of new products and expansion in additional retail outlets and in international markets

•	The expanded market coverage provided by the introduction of the EverywherePower 7500 Series for portable computers

•	Continued success and expansion of the RadioShack consumer electronics power adapter program, particularly during the Christmas season, including complete sell out of old style inventory by year end

•	Launch of new consumer electronics power adapters with Motorola and in new distribution channels

•	Continued ramp-up of portable computer power adapter sales through the Dell, IBM, Toshiba, and Apple channels

•	Planned new product introductions that will allow Mobility to offer consumers even more variety and price points in order to meet their specific power adapter needs

Gross margin in the fourth quarter is expected to increase to approximately 33% to 35%, driven primarily by higher sales volumes, a greater mix of high margin consumer electronics power adapters, and the absence of costs associated with the rework of Dell inventory. Operating expenses are expected to be approximately $6.0 million and trend down as a percentage of revenue.

Commenting on Mobility’s outlook, Mr. Mollo said, “We have built a strong leadership position in the growing market for universal power adapters for portable computers, and we are making excellent progress on duplicating this success in the consumer electronics area. As an extension of our strategic partnership with RadioShack, we are aggressively marketing our new consumer electronics power adapters to a wide variety of distribution channels and have already received commitments to carry or distribute these products from Targus, Ingram Micro, Brookstone, Wayport/Laptop Lane, PC Connection, PC Mall, eCost, buy.com, CDW, Insight, Mobile Planet, and Toshiba, among others.

“Looking ahead to 2005, we are increasingly optimistic that the strategic positioning we have achieved in 2004 will result in continuing year-over-year growth and profitability – driven primarily by increased market share with our portable computer power adapters, our partnerships with RadioShack, Targus, and Motorola, and the ramp-up in sales of our consumer electronics power adapter products with a variety of distribution partners. We are increasingly confident that we will ultimately capture a material share of this estimated multi-billion dollar market opportunity,” said Mr. Mollo.

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Arizona, is a rapidly growing developer and marketer of a broad range of innovative solutions for the mobile electronic device market (e.g., mobile phones, portable computers, smartphones, PDAs, digital cameras, etc.). The company’s innovative solutions include power adapters and hardware products for handheld devices,

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expansion and docking products for servers, desktop and portable computers, and other accessories for the mobile electronic device market.

Mobility Electronics’ brands include both the iGo™ and MAGMA™ product lines. iGo’s flagship products include the industry’s first combination AC/DC power adapter, Juice, as well as first-to-market handheld accessory products such as Pitch™. The company’s MAGMA line of patented expansion products enables the industry’s only PCI expansion solutions for servers, desktop and mobile computing users.

Mobility Electronics’ products are available to mobile electronic device users directly via the company’s online store (www.igo.com) as well as through the company’s global distribution base of leading resellers, retailers and OEM partners. For additional information on Mobility Electronics’ products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

Mobility Electronics is a registered trademark, and iGo, iGo EverywherePower, Juice, Pitch and MAGMA, are trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include our expectations regarding our future growth, the growth of the power adapter market and the other markets that we serve, our ability to capture a material share of the markets that we serve, the anticipated benefits of our strategic relationships with various customers, the demand for, and expected sales of, our products to various customers, including Motorola, RadioShack, Targus, Dell and IBM, anticipated product development projects and expanded product offerings, such as our consumer electronic power products and the launch of these new products with Motorola and in new distribution channels, the revenue, margin and expense projections and earnings estimates for the fourth quarter and fiscal year 2004, and the anticipated growth, profitability and long-term prospects of our business. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of new product introductions; product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenue	$18,959	$12,807	$49,654	$37,398
Gross profit	5,857	4,634	14,816	13,073
Selling, engineering and administrative expenses	5,644	4,918	16,395	15,735
Other income (expense), net	(33)	(30)	(79)	2

Income (loss) from continuing operations	180	(314)	(1,658)	(2,660)
Discontinued operations:
Loss from discontinued operations of handheld software product line	(296)	(92)	(466)	(253)

Net loss	(116)	(406)	(2,124)	(2,913)
Beneficial conversion costs of preferred stock	—	—	—	(445)
Preferred stock dividend	—	—	—	(20)

Net loss attributable to common stockholders	$(116)	$(406)	$(2,124)	$(3,378)

Net income (loss) per share — Diluted Continuing operations	$0.01	$(0.01)	$(0.06)	$(0.14)
Discontinued operations	$(0.01)	$(0.00)	$(0.02)	$(0.01)
Total net loss per share — Diluted	$(0.00)	$(0.02)	$(0.08)	$(0.15)
Weighted average common shares outstanding:
Basic	28,139	24,709	27,901	22,143
Diluted	29,779	24,709	27,901	22,143

SELECTED OTHER DATA
Reconciliation of non-GAAP Financial Measure — net loss attributable to common stockholders to EBITDA, less certain other non-cash charges:
Net loss attributable to common stockholders	$(116)	$(406)	$(2,124)	$(3,378)
Other (income) expense, net	33	30	79	(2)
Depreciation and amortization	614	444	1,836	1,451
Beneficial conversion costs of preferred stock and preferred stock dividend	—	—	—	465

EBITDA, less certain other non-cash charges	$531	$68	$(209)	$(1,464)

Reconciliation of non-GAAP Financial Measure — income (loss) from continuing operations excluding Dell inventory re-work costs and securities class action litigation costs:
Income (loss) from continuing operations	$180	$(314)	$(1,658)	$(2,660)
Dell inventory re-work costs	392	—	402	—
Securities class action litigation costs	165	—	308	—

Income (loss) from continuing operations excluding Dell inventory re-work costs and securities class action litigation costs	$737	$(314)	$(948)	$(2,660)

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of period-to-period operating performance. EBITDA, less certain other non-cash charges, and Income (loss) from continuing operations excluding Dell re-work costs and securities class action litigation costs should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$10,941	$11,024
Accounts receivable, net	15,228	11,438
Inventories	7,752	8,240
Prepaid expenses and other current assets	289	311

Total current assets	34,210	31,013
Other assets, net	19,028	19,250

Total assets	$53,238	$50,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,582	$8,665
Long-term liabilities	501	526

Total liabilities	13,083	9,191
Total stockholders’ equity	40,155	41,072

Total liabilities and stockholders’ equity	$53,238	$50,263